CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to Registration Statement No. 033-28551 on Form N-6 and Amendment No. 120 to Registration Statement No. 811-04613 on Form N-6 of our report dated April 1, 2022, relating to the statutory basis financial statements of Union Security Insurance Company as of December 31, 2021 and for the year then ended, appearing in Form N-VPFS of Union Security Insurance Company Variable Account C for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 21, 2022